Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8)  pertaining to the Bank of Hawaii Retirement Savings Plan of our reports (a) dated February 22, 2010, with respect to the consolidated financial statements of Bank of Hawaii Corporation and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and (b) dated June 26, 2009, with respect to the financial statements and schedule of the Bank of Hawaii Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 30, 2010